EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is made on July 16, 2017 by and between INTEGER HOLDINGS CORPORATION, a Delaware corporation, with an office at 2595 Dallas Parkway, Suite 310, Frisco, Texas 75034 (the “Corporation”), and Joseph W. Dziedzic (the “Executive”).
Introductory Statement.
The Corporation desires to employ the Executive as President and Chief Executive Officer of the Corporation and the Executive desires to accept such employment upon the terms and conditions contained in this Agreement.
Therefore, in consideration of the mutual covenants and agreements contained in this Agreement and to accomplish the objectives outlined above, the parties agree as follows:
1.Certain Definitions
1.1    “Accrued Obligations” means (i) payment of the Executive’s base salary through the Date of Termination to the extent not paid; (ii) payment of any earned but unpaid short term cash incentive compensation for a prior period; (iii) payment, in accordance with then-existing Corporation policy, of any accrued vacation days not yet used; (iv) unreimbursed expenses which are reimbursable pursuant to Section 6; and (v) other or additional benefits in accordance with the employee benefit plans, programs, agreements and arrangements of the Corporation and its Affiliates (excluding any such plans, programs, agreements and arrangements providing for severance payments and/or benefits).
1.2    An “Affiliate” of, or a Person “Affiliated” with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
1.3    “Board” means the Board of Directors of the Corporation.
1.4    “Cause” means (i) a material breach by the Executive of this Agreement or any other written agreement between the Corporation and the Executive, (ii) gross negligence or willful misconduct by the Executive in the performance of his duties, (iii) dishonesty to the Corporation, (iv) a material violation of the Corporation’s Code of Conduct or of any other policy of the Corporation, or (v) the commission of a felony that results in a conviction in a court of law. On and following a Change of Control, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than 3/4ths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this Section, and specifying the particulars in detail.
1.5    “Change of Control” or “COC” means:
(a)    Any acquisition or series of acquisitions by any Person, other than (i) the Corporation, (ii) any Subsidiary, (iii) any employee benefit plan of the Corporation, or any Subsidiary, or (iv) any Person holding common shares of the Corporation for or pursuant to the terms of such employee benefit plan, that results in that Person becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of either the then outstanding shares of the common stock of the Corporation (“Outstanding Corporation Common Stock”) or the combined voting power of the Corporation’s then outstanding securities entitled to then vote generally in the election of directors of the Corporation (“Outstanding Corporation Voting Securities”), except that any such acquisition of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities will not constitute a Change of Control while such Person does not exercise the voting power of its Outstanding Corporation Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Corporation, or Outstanding Corporation Voting Securities, and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Corporation Common Stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities to below 20%.
(b)    During any period not longer than 24 consecutive months, individuals who at the beginning of such period constitute the Board cease to constitute at least a majority of the Board, unless the election, or the nomination for election by the Corporation’s stockholders, of each new Board member was approved by a vote of at least 3/4ths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved), unless such new Board member’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(c)    Approval by the stockholders of the Corporation of:

(1)	a dissolution or liquidation of the Corporation;

(2)
a sale of 50% or more of the assets of the Corporation, taken as a whole (with the stock or other ownership interests of the Corporation in any of its Subsidiaries constituting assets of the Corporation for this purpose) to a Person that is not an Affiliate of the Corporation (for purposes of this paragraph “sale” means any change of ownership); or

(3)
an agreement to merge or consolidate or otherwise reorganize, with or into one or more Persons that are not Affiliates of the Corporation, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after any such merger, consolidation or reorganization are, or will be, owned, directly or indirectly, by stockholders of the Corporation immediately before such merger, consolidation or reorganization in substantially the same proportions as immediately prior to such merger (assuming for purposes of such determination that there is no change in the record ownership of the Corporation’s securities from the record date for such approval until such merger, consolidation or reorganization and that such record owners hold no securities of the other parties to such merger, consolidation or reorganization), but including in such determination any securities of the other parties to such merger, consolidation or reorganization held by Affiliates of the Corporation.

Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A, a “Change of Control” will have occurred only if, in addition to the requirements set above, the event constitutes a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
1.6    “COC Protection Period” means, in the event that a COC occurs during the Term, the period commencing on the date of a Change of Control and ending two years following the Change of Control.
1.7    “Code” means the Internal Revenue Code of 1986, as amended.
1.8    “Date of Termination” means the date that the Executive is deemed to incur a Termination of Employment with the Corporation.
1.9    “Good Reason” means: (i) a material reduction in the Executive’s authority, duties, or responsibilities under the Agreement (which would include, but not be limited to, requiring the Executive to report to a corporate officer instead of directly to the Board or, on and after a Change of Control, to any person or party other than the board of directors or equivalent governing body of the ultimate parent company following the Change of Control ); (ii) a material reduction in the Executive’s base salary; (iii) a material reduction in the target or maximum amount of short term incentive compensation or long-term incentive for any fiscal year following 2018 from the levels set forth in Appendix A, (iv) a material change in the geographic location of the headquarters of the Corporation at which the Executive must perform his duties; (v) the Corporation’s material breach of the terms of this Agreement; or (vi) the Corporation’s provision of written notice of non-renewal of this Agreement (each of subclauses (i)-(vi) being a “Reduction Event”). With respect to a Reduction Event, “Good Reason” shall not be deemed to exist unless: (A) the Executive has provided a Notice of Termination to the Corporation of the existence of one or more Reduction Events within 90 days after the initial occurrence of such Reduction Event; (B) such Reduction Event is not cured by the Corporation within 30 days after receipt of such notice; and (C) the Executive’s Date of Termination is within 90 days of giving the Notice of Termination to the Corporation.
1.10    “Permanently Disabled.” For purposes of this Agreement, the Executive will be “permanently disabled” or have a “permanent disability” if he is determined to be permanently disabled for purposes of any disability insurance policy maintained by the Corporation that covers the Executive. If the Corporation maintains no such policy, the Executive will be “permanently disabled” if he has a disability because of which the Executive is physically or mentally unable to substantially perform his regular duties as President or CEO for a sufficiently long period of time such that the business of the Corporation would be materially adversely affected. Any question as to the existence, extent or potentiality of disability of the Executive upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician jointly selected by the Executive and the Corporation (or if the Executive is unable to make such a selection, it will be made by an adult member of his immediate family). The determination of the physician, made in writing to the Corporation and to the Executive, will be final and conclusive for all purposes of this Agreement. Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A of the Code, Executive will have suffered a “Permanent Disability” only if, in addition to the requirements set above, it represents a disability within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
1.11    “Person” has the meaning given that term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any Person described in and satisfying the conditions of Rule 13d-1(b)(1) of Section 13.
1.12    “Specified Employee” means an employee who is a “specified employee,” as defined in Section 409A of the Code on the date of his Termination of Employment.
1.13    “Subsidiary” means any corporation, limited liability company, partnership or other entity that is an Affiliate of the Corporation.
1.14    “Termination of Employment,” “Separation from Service” and terms of similar import mean a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
2.    Term of Employment.
Subject to the provisions of this Section, the period of employment of the Executive governed under the terms of this Agreement will begin on July 17, 2017 (the “Effective Date”) and continue until July 16, 2020 (the “Initial Term”). The Initial Term shall be renewed automatically for periods of one year (each, an “Extended Term”) commencing at the third anniversary of the Effective Date and each subsequent anniversary thereof, unless written notice of non-renewal is given by either party to the other not less than 90 days prior to the end of the Initial Term or any Extended Term. As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any termination of the Executive’s employment with the Corporation as provided herein.
Notwithstanding the foregoing:
The Executive’s employment will automatically terminate upon the death or Permanent Disability of the Executive. The foregoing is subject to the duty of the Corporation to provide reasonable accommodation under the Americans with Disabilities Act.
The Corporation may, at its sole option, terminate the Executive’s employment at any time and for any reason, including with or without Cause, by delivering written notice to the Executive.
The Executive, at his sole option, may terminate his employment, with or without Good Reason, by providing written notice to the Corporation at least 30 days prior to the effective date of the termination of employment specified in the notice.
Any notice of Termination of Employment given by a party shall be communicated by a “Notice of Termination” to the other party and must specify the particular termination provision of this Agreement relied upon by the party and must set forth in reasonable detail the facts and circumstances that provide a basis for the termination. The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Corporation or preclude the Executive or the Corporation from asserting such fact or circumstance in enforcing the Executive’s or the Corporation’s rights.
3.    Employment; Duties.
The Corporation does hereby employ the Executive, and the Executive does hereby accept employment by the Corporation, as President and Chief Executive Officer (“CEO”) of the Corporation. As an executive officer of the Corporation, the Executive will perform his duties and discharge his responsibilities in accordance with the by-laws of the Corporation and as the Board from time to time reasonably directs, recognizing the nature and scope of the Executive’s employment. The Executive will perform his duties primarily from the Corporation’s headquarters in Frisco, Texas, provided that the Executive will be available and will travel to other locations from time-to-time as is necessary to perform his duties.
The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability. The Executive agrees to devote his full business time and attention to the supervision and conduct of the business and affairs of the Corporation and to faithfully and to the best of his ability promote the interests of the Corporation. The Executive further agrees that he will engage in no outside business concerns or activities, and will not accept other gainful employment, without the Corporation’s prior written consent. The Corporation hereby acknowledges and consents to the Executive continuing to serve on any boards of directors on which he currently serves, and on the boards of other nonprofit or charitable organizations, provided that the Executive agrees not to serve concurrently on the board of directors of more than one publicly held corporation during the term of the Agreement. The Executive also may deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as these activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Corporation in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of these activities (or the conduct of activities similar in nature and scope) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Corporation.
The Executive represents and warrants to the Corporation that the Executive’s employment and performance of the duties contemplated under this Agreement will not, to his knowledge, be in violation of any non-competition or confidentiality agreements to which the Executive is a party or is bound.
4.    Compensation and Other Benefits.
During the Term, the Executive shall be entitled to the following:
4.1    Base Salary. During the term of the Executive’s employment under this Agreement, the Executive will receive a base salary at the rate of $850,000 per year, payable in accordance with the Corporation’s regular payroll practices.
The Compensation and Organization Committee of the Board (the “Compensation Committee”), with the concurrence of the Board, will in good faith review the performance and salary of the Executive on an annual basis, and will consider appropriate increases in his base salary based on individual performance, the value of the Executive to the Corporation, pay practices for comparable performance in the industry, and the successful achievement of agreed upon operating objectives. The review will be made as soon as practicable after the audited financial statements of the Corporation for the past year are available, and any salary increase authorized by the Compensation Committee will be effective at the time specified by the Compensation Committee.
4.2    Incentive Awards. Executive shall be entitled to participate in cash-based and stock-based incentive award programs and equity plans for executives as in effect during the Term of the Agreement. Incentive and equity-based plans applicable to the Executive in effect as of the Effective Date, and the target incentive awards thereunder applicable to the Executive as of the Effective Date, are listed in Appendix A to this Agreement. Any amount payable under this Agreement that is subject to recovery under any applicable law, government regulation or rule or listing standard of any stock exchange, will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or rule or listing standard of any stock exchange (or any policy adopted by the Corporation consistent with any such applicable law, government regulation or rule or listing standard of any stock exchange).
4.3    Health, Medical, Savings and Retirement Plans. The Executive will be entitled to participate in the Corporation’s health and medical benefit plans, any profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to all or substantially all executive employees who are employed by the Corporation. These plans, policies and programs are subject to change at the sole discretion of the Corporation.
4.4    Other Benefits. The Executive will also receive all benefits provided for the executive officers of the Corporation that may be authorized from time to time by the Board in its sole discretion. Benefits provided under this Section include, but are not limited to, the following:
(a)    Life Insurance. Throughout the term of this Agreement, the Corporation will provide and maintain, at the Corporation’s sole expense, term life insurance with a total face value of not less than $5,000,000 on the life of the Executive (the “Target Face Amount”); provided that, if it is determined that the Executive is insurable at a higher cost than a healthy individual of like age, the face amount of such insurance coverage will be reduced to the maximum face amount of coverage that may be obtained for the cost of coverage of the Target Face Amount for such healthy individual.  The death beneficiary with respect to the life insurance will be the person or entity designated by the Executive in his sole discretion. This amount includes (and is not in addition to) any insurance that may be provided generally to executive officers. The Executive will be entitled, at his discretion and expense, to exercise any conversion rights available under the policy.
(b)    Paid Time Off. The Executive will receive 20 days of paid time off each calendar year, to be used at such times as agreed upon by the Corporation. Any unused paid time off for a calendar year will not rollover to a following calendar year.
(c)    Disability. The Executive will be eligible to participate in the executive class long term disability program available to executives of the Corporation.
(d)    Executive Physical Exam. The Corporation will provide to the Executive, at the Corporation’s sole expense, an annual comprehensive physical exam, as provided under the Corporation’s Key Management Physical Examination Program.
(e)    Financial Planning Assistance. The Executive will be eligible to participate in the Corporation’s program to provide assistance with estate planning matters.
Except with respect to the benefits described in Subsections (a) and (b), these plans, policies and programs are subject to change at the sole discretion of the Corporation.
4.5    Withholding. The Corporation will deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of the Agreement (including, but not limited to, Social Security contributions and income tax withholdings).
5.    Special Equity Grant and Relocation.
5.1    Inducement Equity Grant. On the Effective Date, the Executive will receive a one-time special equity grant having an aggregate value of $2,000,000 consisting of (1) $1,000,000 in value of restricted stock units that will vest in three equal installments on the last day of each fiscal year beginning with fiscal year 2017, and (2) $1,000,000 in Black-Scholes value (determined in a manner consistent with Note 11 of the Corporation’s Form 10-K in respect of the Corporation’s 2016 fiscal year) of non-qualified stock options (“NQSO”) that will have an exercise price fixed at the closing price per share of the Corporation’s common stock on the New York Stock Exchange on the close of business on the Effective Date. The NQSOs will vest and become exercisable in three equal installments on the last day of each fiscal year beginning with fiscal year 2017.
5.2    Relocation. The Executive will be eligible to participate in the Corporation’s relocation program following the Effective Date.
6.    Reimbursement for Expenses.
The Corporation will reimburse the Executive for expenses that the Executive may from time to time reasonably incur on behalf of, and at the request of, the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive shall be required to account to the Corporation for such expenses in the manner prescribed by the Corporation and the Executive is expected to exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation Committee.
7.    Death or Permanent Disability of Executive.
7.1    Permanent Disability. If the Executive’s employment is terminated by the Corporation on account of the Executive’s Permanent Disability during the Term, the Corporation will provide the following compensation and benefits to the Executive:
(a)    Accrued Obligations. Payment of the Accrued Obligations within 30 days of the Date of Termination.
(b)    Salary. A lump sum payment, within 30 days of the Date of Termination, in an amount equal to the Executive’s annual base salary in effect under Section 4.1 on the Date of Termination.
(c)    Health and Medical Benefits. The Corporation will make a lump sum payment to Executive, within 30 days of the Date of Termination, in an amount equal to the Corporation’s contributions for 12 months towards health and medical benefits for the Executive (and any covered spouse or dependent of the Executive). Notwithstanding the foregoing, in accordance with Part 6 of Title I of ERISA, the Executive and the Executive’s qualified beneficiaries will be eligible to elect COBRA continuation coverage in the Corporation’s group health plans in connection with the Executive’s Termination of Employment from the Corporation.
(d)    Equity Awards/Stock Options/Corporation Stock.

(1)
All stock options, restricted stock, restricted stock units and/or other equity-based awards granted to the Executive which vest based on the passage of time which have not yet vested on the date the Executive is terminated on account of Executive’s Permanent Disability, will become fully vested on the Date of Termination.

(2)
All stock options, restricted stock, restricted stock units and/or other equity-based awards granted to the Executive which vest based on achievement of performance metrics with respect to which the Executive has not yet vested on the date Executive is terminated on account of Executive’s Permanent Disability will continue in effect and will become vested to the extent provided for in the plan or award agreement under which such awards are granted.

7.2    Death. If the Executive dies during the Term, this Agreement shall automatically terminate and the Corporation will pay to the Executive’s spouse, if surviving, or legal representatives the following compensation and benefits:
(a)    Accrued Obligations. Payment of the Accrued Obligations within 30 days of the Executive’s death.
(b)    Salary. A lump sum payment, within 30 days of Executive’s death, in an amount equal to the Executive’s annual base salary in effect under Section 4.1 on the date of his death.
(c)    Health and Medical Benefits. A lump sum payment, within 30 days of Executive’s death, in an amount equal to the Corporation’s contributions for 12 months towards health and medical benefits for any covered spouse or dependent of Executive at the contribution rate then in effect on the date of Executive’s death. Notwithstanding the foregoing, in accordance with Part 6 of Title I of ERISA, the Executive’s qualified beneficiaries will be eligible to elect COBRA continuation coverage in the Corporation’s group health plans in connection with the Executive’s death.
(d)    Equity Awards/Stock Options/Corporation Stock.

(1)
All stock options, restricted stock, restricted stock units and/or other equity-based awards granted to the Executive which vest based on the passage of time which have not yet vested on the date of the Executive’s death, will become fully vested on the date of the Executive’s death.

(2)
All stock options, restricted stock, restricted stock units and/or other equity-based awards granted to the Executive which vest based on achievement of performance metrics with respect to which the Executive has not yet vested on the date of Executive’s death will continue in effect and will become vested to the extent provided for in the plan or award agreement under which such awards are granted.

8.    Termination of Employment.
8.1    Termination other than for Cause/Good Reason. If the Corporation terminates the Executive’s employment other than for Permanent Disability, death or Cause, or the Executive terminates his employment for Good Reason, the Corporation will provide the Executive with the following payments and benefits:
(a)    Accrued Obligations. Payment of the Accrued Obligations within 30 days of the Date of Termination.
(b)    Severance. Unless provided otherwise in Section 8.1(d) below, a lump sum payment, within 30 days of the Date of Termination, in an amount equal to 200% of the Executive’s annual base salary in effect at the time of termination.
(c)    Equity Awards/Options/Corporation Stock.

(1)
All stock options, restricted stock, restricted stock units and/or other equity-based awards granted to the Executive which vest based on the passage of time and which have not yet vested on the Date of Termination will become fully vested on the Date of Termination.

(2)
With respect to all stock options, restricted stock, restricted stock units and/or other equity-based awards granted to the Executive which vest based on achievement of performance metrics with respect to which the Executive has not yet vested on the Date of Termination, they will continue in effect, and be eligible for vesting after such Termination of Employment based on the achievement of the performance metrics to the extent (if any) that the plan or award agreement under which such awards so provides and provided that, for any such awards that do vest after such termination, the Executive shall be entitled only to the Pro-Rata Performance Amount. As used in this Agreement, the “Pro-Rata Performance Amount” shall be equal to the sum of: (i) (A) the number of options or restricted shares (or other equity awards) which vest on the subsequent achievement of the performance metric for the performance period ending in the calendar year in which the Date of Termination occurs, multiplied by: (B) a fraction, the numerator of which is equal to the number of full and partial calendar months which have elapsed in such performance period through the Date of Termination, and the denominator of which is thirty-six (36); and (ii) (A) the number of options or restricted shares (or other equity awards) which vest on the subsequent achievement of the performance metric for the performance period ending in the calendar year following the calendar year in which the Date of Termination occurs, multiplied by: (B) a fraction, the numerator of which is equal to the number of full and partial calendar months which have elapsed in such performance period through the Date of Termination, and the denominator of which is thirty-six (36); and (iii)(A) the number of options or restricted shares (or other equity awards) which vest on the subsequent achievement of the performance metric for the performance period ending in the second calendar year following the calendar year in which the Date of Termination occurs, multiplied by: (B) a fraction, the numerator of which is equal to number of full and partial calendar months which have elapsed in such performance period through the Date of Termination, and the denominator of which is thirty-six (36). If the performance period with respect to an award is a period other than thirty-six (36) months, the calculation of the Pro-Rata Performance Amount will be calculated in a manner similar to the above with the denominator being the number of months in the performance period.

(3)
For the purposes of clause (2) above, a partial calendar month shall be taken into account as a fraction of a month, the numerator of which is equal to the number of days which have elapsed in such calendar month through the Date of Termination, and the denominator of which is the total number of days in such calendar month. The Corporation shall notify the Executive of the number of options or restricted shares (or other equity awards) which vested at such time as awards for the plan year are generally determined to executives who are actively employed by the Corporation.

(d)    COC Severance Benefits. If during a COC Protection Period, the Corporation terminates the Executive’s employment for reasons other than Permanent Disability, death or Cause, or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the following benefits in lieu of those set forth in Sections 8.1(b) and 8.1(c) above:

(1)
A lump sum payment, within 30 days of the Date of Termination, in an amount equal to 200% of the sum of (i) the Executive’s annual base salary in effect at the time of termination plus (ii) the greater of (A) the targeted annual bonus payable to the Executive pursuant to the Corporation’s short-term incentive compensation plan arrangement for the fiscal year in which the Date of Termination occurs or, under any other annual bonus or incentive plan or program in effect at the time, assuming 100% achievement of the Corporation performance factor and, if applicable, 100% achievement of the Executive’s personal performance factor, or (B) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Corporation for less than 12 full months) short-term incentive compensation paid for the three fiscal years immediately preceding the fiscal year in which the Change of Control occurs (or such lesser number of fiscal years in which the Executive was employed).

(2)
If, in the calendar year immediately preceding the Date of Termination, the Executive had relocated the Executive’s primary residence from one location (the “Point of Origin”) to its location at the Date of Termination at the request of the Corporation, then the Corporation shall reimburse the Executive in cash within 14 days following receipt of substantiating written receipts for any relocation expenses actually incurred in the 12 months immediately following the Date of Termination by the Executive in moving the Executive’s primary residence to any location, to the extent such expenses do not exceed the cost of relocating the Executive’s primary residence to the Point of Origin. The cost of relocating the Executive’s primary residence to the Point of Origin shall be determined by averaging estimates obtained by the Corporation in writing from three reputable moving companies, selected by the Corporation in good faith. It shall be the obligation of the Executive to notify the Corporation in advance of any such relocation so that such estimates may be obtained.

(3)
A separate lump sum payment, within 30 days of the Date of Termination, of a supplemental retirement benefit equal to two times the Corporation’s total contributions in respect of the Executive to its profit sharing and retirement plans or any other similar plans in effect at the time (the "Retirement Plans"), for the year preceding the Date of Termination. This payment will be made in cash and will not eliminate the obligation of the Corporation to make all scheduled contributions in respect of the Executive to the Retirement Plans.

(4)
A separate lump sum payment, within 30 days of the Date of Termination, equal to the product of (x) 110 percent of the monthly premium (or the equivalent cost of coverage for self-insured benefits) for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for Executive, Executive’s spouse (if any) and dependent children who were covered under the Corporation’s medical and prescription drug plans immediately prior to Termination of Employment and (y) twenty-four (24).

(5)
The Corporation shall pay the Executive up to $25,000 for executive outplacement services utilized by the Executive; provided however, that such expenses shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis no later than 30 days after presentation by the Executive of a statement or statements, up to a maximum of $15,000 in the first year (and up to a maximum of $10,000 in the second year) following the year in which the Executive has a Termination of Employment, and further provided that the Executive presents such statement(s) no later than 30 days prior to the end of the Executive's taxable year following the year in which such expenses were incurred.

(6)
Except as provided otherwise under any specific equity award grant agreement, all outstanding stock options, stock appreciation rights (SARs), restricted stock, restricted stock units and other similar incentive awards held by the Executive pursuant to any Corporation stock option, SAR and stock incentive plans shall immediately become vested, exercisable, and freely transferable, as the case may be, as to all or any part of the shares or awards covered by those plans, with the Executive being able to exercise (if applicable) his or her stock options, SARs or other awards within a period of 12 months following the Date of Termination or such longer period as may be permitted under the plans and the Executive’s stock option, SAR or other award agreements. Notwithstanding the foregoing, (i) no option or SAR shall be exercisable after the expiration of its term, and (ii) if it is determined that the extension of the right to exercise an option or SAR for a given period of time would violate Section 409A of the Code, the exercise period for the affected options or SARs will be extended only for the maximum period that would not be deemed an extension of a stock right under Section 409A of the Code and related guidance.

(7)
If, as of the Date of Termination, the annual Integer Long Term Incentive Plan award or any similar long term incentive plan in effect at the time scheduled for the year of termination has not yet been awarded, the total value of the prior year's annual Integer Long Term Incentive Plan award or any similar long term incentive plan in effect at the time scheduled for the year of termination will be converted to a cash payment to be made within 30 days of Date of Termination.

(8)
A separate lump sum payment, within 30 days of the Date of Termination, equal to the product of (A) the short-term incentive compensation paid (and annualized for any fiscal year consisting of less than 12 full months or for which the Executive has been employed for less than 12 full months) to the Executive for the most recently completed fiscal year during the Term, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365.

8.2    General Release and Waiver. The Executive’s receipt of any consideration under this Agreement pursuant to Sections 7 or 8, other than the Accrued Obligations, is expressly conditioned on his execution and non-revocation of a separation agreement acceptable to the Corporation to be provided to the Executive at the time of separation that contains reasonable and customary provisions, consistent with past practice, including a general release and waiver of claims against the Corporation and its Affiliates and other related parties in respect of his employment, other than those arising under this Agreement or under the terms of the Corporation’s charter and bylaws respecting indemnification; provided, however, that if a payment represents deferred compensation under Code Section 409A, and the period in which the Executive is required to execute, submit and not revoke a release of claims against the Corporation begins in a first taxable year and ends in a second taxable year, any payment to which the Executive would be entitled hereunder will be paid in the second taxable year, but no later than the end of the payment period specified in the separation agreement.

8.1    Termination for Cause.
If the Corporation terminates the Executive for Cause, (1) the Corporation will pay the Executive the Accrued Obligations within 30 days of the Date of Termination, and (2) any and all stock options, stock appreciation rights (“SARs”), restricted stock, and other incentive and equity-based awards granted to the Executive in which he is not yet vested on the Date of Termination will be forfeited and canceled. Notwithstanding the previous sentence, all outstanding stock options and SARs awarded under any plan or agreement, whether vested or unvested, will expire as of the commencement of business on the date of the Executive’s termination for Cause.

8.2    Termination Without Good Reason.
If the Executive’s voluntarily terminates his employment absent Good Reason, (1) the Corporation will pay the Executive the Accrued Obligations within 30 days of the Date of Termination, and (2) any and all stock options, restricted stock and other incentive and equity-based awards granted to the Executive in which the Executive is not vested on the date of termination will be forfeited and canceled.
8.3    Treatment of Equity Awards.
The Corporation will take such action as is necessary to ensure that the equity award grant agreements reflecting stock options, stock appreciation rights (SARs), restricted stock, restricted stock units and other similar incentive awards held by the Executive at any time do not contain provisions which supersede those contained in Sections 7 and 8 of this Agreement except to the extent more favorable to the Executive.

9.    Confidentiality.
(a)    The Executive must not, except as required in the performance of his duties under this Agreement, divulge to any person, at any time during or after the Term of his employment with the Corporation, any trade secret of the Corporation, any privileged or confidential information gained as a result of his employment with the Corporation, or any document, writing or other tangible item containing or relating to any such trade secret or privileged or confidential information.
(b)    The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation and its respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Corporation and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Corporation, the Executive shall not, without prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to non-competition, confidential information, inventions or similar matters with the Corporation, the Executive shall continue to comply with the provisions of such agreements. In addition to the obligations under this Section, the Executive shall execute any documents relating to the subject of this section as required generally by the Corporation of its executive officers, and such documents already executed or executed after the effective date of this Agreement shall thereby become part of this Agreement. Nothing in this Agreement shall be construed as modifying any provisions of such agreements or documents. In the case of any inconsistency between such agreements and documents and this Agreement, the broader provision shall prevail.
(c)    Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other language to the contrary contained in this Agreement, the Executive and the Corporation acknowledge that:

(1)
The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(2)
If the Executive files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, he may disclose the Corporation’s trade secrets to his attorney and use the trade secret information in the court proceeding but only if he: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

(d)    Notwithstanding any other language to the contrary contained in this Agreement, nothing in this Agreement shall prevent the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
10.    Non-Competition
10.1    During the Term and for a period of 24 months after the later of (a) the Date of Termination or (b) the end of the last pay period in respect of which the Executive receives any compensation or other annual incentive pursuant to the Agreement, the Executive agrees that he will not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person (except for a one percent interest or less in any publicly traded corporation) or a member of any firm or otherwise, anywhere in the sales territory of the Corporation engage or attempt to engage in any business activity that is the same as, substantially similar to, or directly competitive with the business of the Corporation as conducted by it during the term of this Agreement, or substantially similar to or directly competitive with the related business activities of the ten largest customers of the Corporation, ranked by gross sales, at the time of the termination of the Agreement.
10.2    During the term of this Agreement and for a period of 24 months from the Date of Termination, the Executive agrees that he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person, or member of any firm or otherwise, employ or solicit the employment of any person employed by the Corporation within 24 months prior to the Date of Termination, provided that this Section 10.2 shall not apply on and following a Change of Control.
11.    Rights to Discoveries.
The Executive agrees that all ideas, inventions (whether patentable or unpatentable), trademarks and other developments or improvements conceived, developed or acquired by the Executive, whether or not during working hours, at the premises of the Corporation or elsewhere, alone or with others, that are within the scope of the Corporation’s business operations or that relate to any work or projects of the Corporation, are the sole and exclusive property of the Corporation. The Executive agrees to disclose promptly and fully to the Corporation all such ideas, inventions, trademarks or other developments and, at the request of the Corporation, the Executive will submit to the Corporation a full written report thereof regardless of whether the request for a written report is made after the termination of this Agreement. The Executive agrees that during the term of this Agreement and thereafter, upon the request of the Corporation and at its expense, he will execute and deliver any and all applications, assignments and other instruments that the Corporation deems necessary or advisable to transfer to and vest in the Corporation the Executive’s entire right, title and interest in and to all such ideas, inventions, trademarks or other developments and to permit and enable the Corporation to apply for and obtain patents or copyright or trademark registrations for any such patentable or copyrightable or trademarkable ideas, inventions, trademarks and other developments, throughout the world. To the extent applicable law provides that any such idea, invention, trademark or other development belongs to the Executive rather than the Corporation, the Executive hereby grants to the Corporation a royalty-free, non-exclusive, worldwide perpetual license to use the idea, invention, trademark or other development for no added consideration other than that given in connection with this Agreement.
12.    Documents.
In addition to the obligations under Sections 9, 10, and 11, the Executive will execute any documents relating to the subject of those Sections as required generally by the Corporation of its executive officers and such documents already executed or executed after the Effective Date will thereby become part of this Agreement. In the case of any inconsistency between such documents and this Agreement, the broader provisions will prevail.
13.    Notices.
All notices and other communications given pursuant to this Agreement must be in writing and will be deemed given only when (a) delivered by hand, (b) transmitted by email, facsimile, pdf or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Section 13).

If to the Corporation:
Corporate Secretary
Integer Holdings Corporation
10000 Wehrle Drive
Clarence, New York 14031
Facsimile: 716-759-5672
Email: timothy.mcevoy@integer.net
With a copy to:
Hodgson Russ LLP
Attention: John J. Zak
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202
Facsimile: 716-819-4690
Email: jzak@hodgsonruss.com
If to the Executive:
To the address then currently on file with the Corporation.
14.    Equitable Relief.
The Executive acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Section 9, 10, or 11 of this Agreement are breached and that the Corporation will be irreparably damaged in the event that the provisions of Section 9, 10, or 11 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Section 9, 10, or 11 of this Agreement, the Executive agrees and consents that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Section 9, 10, or 11 of this Agreement. The Executive agrees not to urge in any such action that an adequate remedy exists at law. The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims arising under this Agreement.
15.    Survival.
For the limited purpose of making payments under this Agreement, and not, for example, for purposes of extending the periods referenced in Section 10, this Agreement will not terminate until all payments under the Agreement have been made. Sections 9, 10, 11, and 14 shall remain in full force and effect following the termination of the Term or this Agreement.
16.    Non-Duplication of Severance Benefits.
It is intended that the severance benefits provided under Sections 7 and 8 of this Agreement be the only severance benefits to which the Executive may become entitled to in the event of his Termination of Employment during the Term. To the extent the Executive is or may become covered by any other severance plan, program, or arrangement maintained by the Corporation during the Term, the Executive waives any and all rights he may have to severance benefits under such plan, program or arrangement for the period of the Term.
17.    Parachute Payments.
(a)    If any payment or benefit Executive would receive from the Corporation or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.
(b)    The Corporation shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Corporation shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Corporation and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Corporation or Executive). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Corporation and Executive.
18.    Public Announcements.
The Executive shall consult with the Corporation before issuing any press release or otherwise making any public statement with respect to the Corporation, this Agreement or the transactions contemplated, and the Executive shall not issue any such press release or make any such public statement without prior written approval of the Corporation, except as may be required by applicable law, rule or regulation or any self-regulatory agency requirements, in which event the Corporation shall have the right to review and comment upon any such press release or public statement prior to its issuance.
19.    Arbitration.
Any dispute, controversy or claim arising out of or relating to this Agreement or breach thereof or otherwise related to the Executive’s employment or termination of employment (including, without limitation, any statutory claims, including claims of unlawful employment discrimination whether based on age or otherwise, as well as common law claims) will, to the fullest extent permitted by law, be determined and settled by arbitration to be held in Erie County, New York, pursuant to the commercial rules of the American Arbitration Association or any successor organization. Any award rendered by the arbitrator will be final, conclusive and binding on the parties, but judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. This Section 19 will be specifically enforceable. Notwithstanding the foregoing, this Section 19 will not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief will be pursued through an arbitration proceeding pursuant to this Section 19. The Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses the Executive reasonably incurs, including the costs and expenses of any arbitration proceeding, as a result of any successful contest by the Executive or unsuccessful contest by the Corporation of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment). These payments shall be made in accordance with the rules set forth in Section 24.
20.    Successors.
This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement binding upon and shall inure to the benefit of and be enforceable by the Executive’s legal representatives, successors and assigns of the parties hereto (provided, however, that the Executive does not have the right to assign this Agreement in view of its personal nature).
This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.
The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
21.    Indemnification.
The Corporation shall, to the maximum extent permitted by law, indemnify and hold Executive harmless for any acts or decisions made by Executive if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
22.    Severability.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
23.    Miscellaneous.
(a)    This Agreement is governed by the internal domestic laws of the State of New York without reference to conflict of laws principles. All headings and subheadings are for convenience only and are not of substantive effect. Except as otherwise specifically provided for herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties relating to the subject matter hereof. Except as specifically referenced herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by both of the parties.
(b)    The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations, except as specifically provided otherwise in this Agreement, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action the Corporation may have against the Executive or others. The amounts payable to the Executive will not be subject to any requirement of mitigation, nor, except as specifically provided otherwise in this Agreement, will they be offset or otherwise reduced by reason of the Executive’s receipt of compensation from any source other than the Corporation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive.
24.    Section 409A Compliance.
Notwithstanding anything to the contrary in this Agreement, if an amount hereunder is subject to, and not exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Executive is a Specified Employee on the date of Executive’s separation from service, the Executive will not receive a payment due to separation from service before the date that is six months after the date of Executive’s separation from service, or, if earlier, the Executive’s death after separation from service. In the event a payment must be deferred, the first payment will include an amount equal to the sum of the payments that would have been paid to the Executive but for the payment deferral mandated pursuant to Section 409A(a)(2)(B)(i) of the Code on the first day of the month following the mandated deferral period. In no event will the mandatory deferral period extend beyond a death after separation from service.
Any reimbursement of expenses or in-kind benefits provided under this Agreement subject to, and not exempt from, Section 409A shall be subject to the following additional rules:  (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth above, if applicable) and shall always be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expenses were incurred; provided that the Executive first provides documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
It is intended that all payments under this Agreement be exempt from or comply with Section 409A so as not to subject the Executive to payment of interest or any additional tax under Section 409A. All terms of this Agreement that are undefined or ambiguous must be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation separation pay exemption of Treas. Reg. §1.409A-1(b)(9)(iii). In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 24) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A of the Code, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Corporation and the Executive. Executive acknowledges and agrees that the Corporation has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.
25.    Attorney Review.
Executive acknowledges that he first received a proposed draft of this Agreement on the 12th of July, 2017, and has had an opportunity to consult an attorney before signing it. Executive acknowledges that in signing this Agreement, he has relied only on the promises written in this Agreement and not on any other promise made by the Corporation or any related company. Executive shall be reimbursed by the Corporation for reasonable attorney’s fees and expenses incurred in the preparation and negotiation of the terms of this Agreement in an amount not to exceed $10,000.
26.    Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.

[THE SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth above.

EXECUTIVE
/s/ Joseph W. Dziedzic
Joseph W. Dziedzic

INTEGER HOLDINGS CORPORATION
By:	/s/ Bill R. Sanford
Title: Chairman of the Board

APPENDIX A
Joseph W. Dziedzic Employment Agreement
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Integer Holdings Corporation Incentive and Equity-Based Awards
In Effect as of July 16, 2017
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1.    Short-term Incentive Plan (STIC)
Will be provided under the Integer Holdings Corporation Executive Short Term Incentive Compensation Plan or its successor. 2017 and 2018 target equals 100% of base salary at target to a maximum of 150% of base salary. The 2017 STIC opportunity will be pro-rated corresponding to the Effective Date.
2.    Long-term Incentive Program (LTI)
Will be provided under the Integer Holdings Corporation Long-Term Incentive Plan or its successor. 2017 and 2018 target equals 390% of base salary at target, with an opportunity to achieve 480% of base salary at maximum performance. The 2017 LTI opportunity will be pro-rated corresponding to the Effective Date.

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